Exhibit 99.1
                                                  ------------


                  UAL CORPORATION ANNOUNCES STRATEGIC
                       INVESTMENT IN AIR CANADA

     UAL and Deutsche Lufthansa AG to provide financial package of up to Cdn$730 million for Air Canada

  Air Canada, United Airlines and Lufthansa strengthen Star Alliance agreements

     CHICAGO, October 19, 1999 - UAL Corporation (NYSE: UAL) announced today that it and Deutsche Lufthansa AG have agreed to provide a financial package of  up to Cdn$730 million for Air Canada and will amend their alliance agreements to solidify Air Canada's place in Star

Alliance, a partnership of the world's leading airlines.

     UAL's investment will be made through the purchase of Air Canada non-voting convertible preferred shares, an aircraft sale and leaseback agreement and a guaranteed credit facility.

     "We're pleased to announce this agreement which supports Canada's leading airline," said James E. Goodwin, Chairman and Chief Executive

Officer of UAL Corporation and United Airlines. "Air Canada is an

extremely important member of Star Alliance. This agreement will ensure that the customers we mutually serve will continue to benefit from the extensive travel network created by our alliance."

     Under the agreement announced today, UAL and Lufthansa will:

  -    Through a joint venture, take up Air Canada's newly-issued perpetual convertible preferred shares in the amount of Cdn$230 million. The joint venture will be held 60 per cent by Lufthansa and

       40 per cent by UAL.

  -    Amend their code-share and other agreements with Air Canada by,

       among other things, extending their term until the end of 2009.

                                -more-

                                  -2-

     In addition, UAL Corporation will:

  -    Purchase from, and lease back to, Air Canada three Airbus A330 aircraft, for which UAL will invest approximately Cdn$190 million.

  -    Commit to guarantee a Cdn$160 million credit facility for Air

       Canada. Lufthansa also plans to make a credit facility available for

       Air Canada.

     UAL Corporation is the holding company whose primary subsidiary is United Airlines. United is the world's largest airline, and the largest majority-employee owned company in the United States. It operates more than 2,400 daily flights on a route network that spans the globe.

     Star Alliance was established in May, 1997. It brings together some of the world's leading airlines in a partnership designed to provide customers with the benefits of global reach and seamless travel. Current members are: Air Canada, Air New Zealand, All Nippon

Airways, Ansett Australia, Lufthansa, Scandinavian Airlines System -

SAS, Thai Airways International, United Airlines and Varig Brazilian

Airlines. Joining Star in future will be the Austrian Airlines

Aviation Group, Mexicana Airlines and Singapore Airlines.